Exhibit 10.25

Dated 28th July 2015

(1) Quest Insurance Management (Gibraltar) Limited

(2) Watford Insurance Company Europe Limited;

(3) Arch Underwriters Ltd.

___________________________________________

Insurance Management
Services Agreement
__________________________________________

1st Floor
Grand Ocean Plaza
Ocean Village
Gibraltar
GX11 1AA
Tel: (350) 200 74570
Fax: (350) 200 40901

This Agreement is made on the 28th day of July, 2015
Among
(1)    Quest Insurance Management (Gibraltar) Limited (“the Manager”), a company registered in Gibraltar No. 91369 with its registered office at First Floor, Grand Ocean Plaza, Ocean Village, Gibraltar;
(2)    Watford Insurance Company Europe Limited (“the Company”), a company registered in Gibraltar No. 112869 with its registered office at First Floor, Grand Ocean Plaza, Ocean Village, Gibraltar; and
(3)    Arch Underwriters Ltd. (“AUL”), a company registered in Bermuda with Registration No. 47966 with its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
WHEREAS:-
(A)The Manager is empowered by its Memorandum of Association to carry on the business (inter alia) of a management company in relation to the business of insurance and is licensed to carry on the financial services business of an Insurance Manager as defined under Class IX of schedule 1 to the Financial Services (Licensing) Regulations 1991 in Gibraltar.
(B)The Company has been licensed by the Gibraltar Financial Services Commission under the Financial Services (Insurance Companies) Act 1987 of Gibraltar in the Classes and provides insurance business in the UK by means of cross border services.
(C)AUL has been licensed by the Bermuda Monetary Authority under the Insurance Act 1978 of Bermuda as an Insurance Agent and Insurance Manager and has been appointed under the terms of a Services Agreement between AUL and the Company dated as of July 28, 2015 (referred to hereafter as the AUL Services Agreement) to provide certain services to the Company including (without limitation) the engagement of the Manager to perform the services on the terms set forth in this agreement.
(D)The Company wishes to appoint the Manager to provide the Services as set out in Schedule 1 of this Agreement and the Manager is willing to act as the manager of the Company on the terms and subject to the conditions of this Agreement.
NOW IT IS HEREBY AGREED as follows:
1.    Definitions
1.1    In this agreement, unless the context otherwise requires, the following expressions shall have the following meanings:

“Additional Services”	any additional services, work, or assistance which do not fall within the definition of Services in Schedule 1 which the Company may request and which are agreed in writing;

“Board”	the board of directors of the Company;

“Business”	the business of the Company in so far as it relates to the writing of insurance contracts in the Classes and relevant territories;

“Business Day”	a day on which banks in Gibraltar are generally open for business, except for a Saturday or a Sunday or a public holiday;

“Business Hours”	0900 to 1700 Central European Time on a Business Day;

“Change in Law”
a change in Laws which apply to the Company, Manager, provision of Services, Professional Fees or other aspects of this Agreement which comes into force subsequent to the Commencement Date and of which or the detailed provisions of which the parties did not have notice at the Commencement Date;

“Classes”	the classes of insurance business for which the Company is authorised at the Commencement Date;

“Commencement Date”	1st June, 2015;

“Confidential Information”
all information, whether written, oral, or in electronic form, relating to the business and affairs of a Party which another Party obtains or receives as a result of entering into this Agreement including but not limited to information relating to the conduct of the business, accounting and financial information, finance arrangements and other contractual arrangements and any other information not in the public domain;

“Data Protection Legislation”	means all legislation and regulations relating to the protection of personal data in Gibraltar including but not limited to the DPA, the

Communications (Personal Data and Privacy) Regulations 2006 and all other industry guidelines (whether statutory or non-statutory) or codes of practice issued by any Regulatory Authority, including but not limited to Gibraltar Regulatory Authority or the Data Protection Commissioner of Gibraltar, relating to the processing of personal data or privacy;

“DPA”	means the Gibraltar Data Protection Act 2004;

“Exit Plan”
means the contingency plan which is to be developed by the Parties pursuant to clause 6.3 below on such terms as may be agreed between the Parties setting out in detail the steps and procedures to be followed by the Manager and the Company in the event of the termination of this agreement for any reason to facilitate the transfer of the Services to the Company or its nominated representative being a regulated insurance manager;

“GFSC”	the Gibraltar Financial Services Commission in Gibraltar or any successor regulatory body;

“Force Majeure”
events or circumstances which are beyond the reasonable control of a Party including but not limited to flood, earthquake, extreme weather conditions, other natural disaster, war, terrorism, civil war or unrest, sanctions, embargo, riot, explosion, fire, interruption or failure of utility service, government action, strikes, labour disputes, fire, nuclear chemical or biological contamination;

“IPRs”
any and all intellectual property rights of any nature anywhere in the world whether registered, registrable or otherwise, including patents, trademarks, registered designs and domain names, applications for any of the foregoing, trade or business names, goodwill, copyright and rights in the nature of copyright, design rights, rights in databases, moral rights, know-how and any other intellectual property rights which subsist in computer software, computer programs, websites, documents, information, techniques, business methods, drawings, logos, instruction manuals, lists and procedures and particulars of customers, marketing methods and procedures and advertising literature, including the "look and feel" of any websites;

“IT Security Policy”	means the Manager’s procedures and policies dealing with IT security that are currently in place as amended from time to time to reflect best industry practice;

“Laws”	all applicable laws, regulations, codes of practice and guidelines in any relevant jurisdiction including GFSC and other regulatory requirements;

“Party or Parties”	the Company, the Manager, and (where the context permits or where expressly indicated) AUL;

“Professional Fees”	the amount payable for the provision of the Services as set out in Schedule 2:

“Records”
data, documents, books of account, records, correspondence, files and any other information in any media or format relating to the Business that is related to the Services and/or is created as a result of the provision of the Services;

“Relevant Authority”	the courts, GFSC, police and/or any other government or regulatory authority in Gibraltar or elsewhere responsible for enforcing, regulating, monitoring or reporting on or under any of the Laws;

“Services”	the services set out in this Agreement and in particular in Schedule 1 and any Additional Services;

“Service Failure”	means a failure by the Manager to deliver any part of the Services in accordance with the Service Levels;

“Service Levels”	the service levels that are applicable and have been agreed as set out in Schedule 1;

“Territories”	the United Kingdom and other EU States in which the insurer underwrites or proposes to underwrite business at the Commencement Date;
1.2    The clause and schedule headings in this agreement are inserted for convenience only and should be ignored in construing this agreement.
1.3    The schedules form part of this agreement and shall have full force and effect as if expressly set out in the body of this agreement and any reference to this agreement shall include the schedules.
1.4    References to clauses and schedules are references to clauses and schedules of this agreement.
1.5    References to any Act, statute or statutory provision shall include a reference to that Act, statute or statutory provision as amended, re-enacted or replaced from time to time.
1.6    Words importing the singular shall include the plural and vice versa; words importing a gender shall include all genders; words importing persons shall include natural persons, bodies corporate, unincorporated associations, partnerships, firms, joint ventures and to that person’s successors or assignees.
1.7    Phrases introduced by the terms “including”, “include”, “in particular” or similar expressions shall be construed as illustrative and shall not limit the sense of the words following those phrases.
2.    Appointment and Authorisations
2.1    The Company and AUL hereby appoint the Manager as manager of the Company to provide the Services to enable the Company to provide insurance in the Classes in the UK (and other EU territories of its choice) by agreement and in or into other territories worldwide, and in connection with the management and administration of the Company’s business and affairs as set out in this Agreement. In consideration of the fees as set out in Schedule 2 the Manager accepts such appointment.
2.2    The Company hereby authorises the Manager to act on behalf of and in the name of the Company in the provision of the Services. The Company authorises the Manager to act upon the instruction of AUL in relation to any matter within the scope of this agreement and, in relation to any matter hereunder requiring the approval or authorisation of the Company, such consent or authorisation may be provided by AUL on behalf of the Company unless provided otherwise in this agreement. Any matter requiring notification by the Manager to the Company under this Agreement may be notified to AUL on behalf of the Company and such notification to AUL shall be deemed to be notification to the Company.

2.3    The Company further authorises the Manager subject to authority approved from time to time by the Company's Board to operate the Company’s bank accounts and to pay from such accounts, in accordance with the bank mandate, all expenses, costs, taxes, levies, duties and other items attributable to the Company or additional items as may be agreed from time to time other than sums due to the Manager whether due under this Agreement or otherwise. Where such items are in any currency other than £ Sterling, if appropriate at the sole discretion of the Manager they may be converted into £ Sterling at the official conversion rate published by the Bank of England as applicable on the date of payment and any gains or losses resulting from such transactions shall be attributed to and be for the benefit of the Company. For the avoidance of doubt, any such gains or losses resulting from foreign exchange transactions shall be borne by, or be for the benefit of, the Company.
2.4    The Company further authorises the Manager to cooperate with any Relevant Authority in relation to the Company’s business and to disclose to such authorities any information as may be required by law and to comply with all requirements and conditions imposed on the Company by such authorities save that any major query dispute or point of principle shall first be submitted and referred to the Board.
2.5    The Manager shall be entitled to provide services the same as or similar to the Services in respect of insurance business to any other person or company.
3.    Obligations and Duties of the Manager
3.1    The Manager shall provide the Services to the Company in accordance with the terms of this Agreement.
3.2    The Manager shall with reasonable care and skill provide the Services in accordance with the best current standards and practices for the industry and shall act in a proper and business-like manner to the standards reasonably expected of persons experienced in managing a business similar to that of the Company.
3.3    The Manager shall be responsible for making payments on behalf of the Company, operating its bank accounts and liaising with the Company’s bankers in all matters relating to the business of the Company in accordance with the approved bank mandate.
3.4    The Manager shall obtain prior written approval from the Company (or from AUL on behalf of the Company) before incurring any capital expenditure or disposing of any assets of the Company.
3.5    The Manager shall not borrow money on behalf of the Company other than in the normal course of business and / or with the prior written consent of the Company (or from AUL on behalf of the Company).
3.6    The Manager shall provide all Services on a prompt and timely basis in accordance with the agreed Service Levels.

3.7    The Manager shall use reasonable endeavours to maintain an appropriate number of staff with the necessary experience and skills to deliver the Services.
3.8    The Manager shall devote such time to the performance of its duties in this Agreement as shall be necessary to deliver the Services.
3.9    In the event that there is a Service Failure the Manager shall deploy such additional resources and take all action that is reasonably necessary to remedy the position. The Company and/or AUL shall notify the Manager immediately if the Company becomes aware of any Service Failure.
3.10    The Manager shall perform such Additional Services as may reasonably be required from time to time by the Company or AUL on behalf of the Company, subject to agreement on any additional remuneration to be charged for such services.
3.11    The Manager shall appoint a qualified and experienced individual to act as contact and supervisor of the provision of Services to the Company and a deputy for him when he is unavailable each of whose contact details shall be made available to AUL.
3.12    The Manager shall at all times provide the Services in accordance with all applicable laws and regulations.
4.    Obligations and Duties of the Company
4.1    The Company authorises the Manager to exercise such powers on its behalf and in its name as are necessary for the performance of the Services and shall be bound by the actions taken by the Manager on its behalf in the performance of the Services.
4.2    The Company (or AUL on its behalf) shall promptly provide any information reasonably requested by the Manager in so far as necessary for the Manager to deliver the Services. The Company retains sole responsibility for the completeness, accuracy, veracity or appropriateness of all information supplied. The Company acknowledges that the Manager will rely on the information provided and that the Manager is not responsible for examining, auditing or otherwise considering the completeness, accuracy, veracity or appropriateness of such information.
4.3    The Company and AUL shall co-operate in good faith with the Manager and, where reasonably required for the performance of the Services, provide the Manager access to the Company’s premises, accounting records, policy and claims information and any other relevant data or facilities.
4.3    The Company shall pay promptly and on a monthly basis the Professional Fees as set out in Schedule 2. Such payments are to be made without any deduction, counterclaim, withholding or set-off to a bank account nominated by the Manager and notified to AUL in writing.

4.4    The Company shall reimburse promptly any expenses reasonably incurred by the Manager in the performance of the Services.
4.5    Without prejudice to any other right or remedy that Manager may have if the Company fails to pay the Manager on the due date the Company shall pay interest on the overdue amount at the rate of 4% per annum above the base rate of NatWest plc from time to time. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount. The Manager may suspend the Services until payment has been made in full.
4.6    The Company (or AUL on its behalf) shall inform the Manager on a timely basis of any Additional Services to be performed, subject to agreement on any additional remuneration to be charged for such services.
5.    Confidentiality Provisions
No Party will, during the term of the Agreement or after its termination, use or disclose to any person, other than to its own officers or employees or as otherwise allowed under the terms of this Agreement, any Confidential Information of the Company or of the Manager, unless (i) in the case of Confidential Information of the Company, the Manager has authority of the Company or AUL to do so, or, in the case of Confidential Information of the Manager, the disclosing Party has the consent of the Manager and/or (ii) it is necessary in connection with the enforcement of this Agreement and/or (iii) when ordered to do so by a court, regulatory or other competent body. Where any Party is ordered by a court, regulatory or other competent body to disclose Confidential Information, it shall, to the fullest extent permitted by law, endeavour to consult with the other Parties prior to such disclosure being made. Where it is not possible to consult prior to disclosure, such Party shall, to the fullest extent permitted by law, inform the other Parties immediately following disclosure having been made of the full circumstances and content of such disclosure.
6.    Termination Provisions
6.1    This Agreement may be terminated by either Party giving not less than twelve (12) months’ notice in writing to the other Party.
6.2    Notwithstanding 6.1 above, it may be terminated by the other with immediate effect if either the Company (or AUL on its behalf) or the Manager:
6.2.1    shall become the subject of voluntary or involuntary liquidation proceedings;
6.2.2    shall become the subject of an action in bankruptcy;
6.2.3    shall make or propose any composition with its creditors or otherwise acknowledge its insolvency;
6.2.4    shall, being a partnership, be dissolved by agreement between the partners or by operation of law;

6.2.5    shall have any relevant licence to conduct business suspended, removed or impaired by any order or decree of any judicial or regulatory authority;
6.2.6    shall be in material breach of any of its obligations under the agreement and fails to remedy such breach within 30 days after receiving notice in writing from the other Party giving full details of the material breach and stating that a failure to remedy the breach within 30 days may give rise to termination. For the purpose of this clause a material breach means a breach (including an anticipatory breach) which is not minimal or trivial in its consequences. In deciding whether any breach is material no regard shall be had to whether it occurs by some accident, mishap, mistake or misunderstanding
6.3    In the event of this Agreement being terminated, the Manager shall complete all acts and take all steps that the Company (or AUL on its behalf) may reasonably require it to do to enable an easy transfer and smooth migration of the Services to the Company or its appointed representative in accordance with the Exit Plan.
6.4    The Company shall make payment to the Manager to cover the Professional Fees due up to and including the date of termination of this Agreement and reimburse any further costs or expenses reasonably and properly incurred by the Manager during the handover period.
6.5    During any period of notice, both parties shall continue to perform their obligations in accordance with this Agreement.
6.6    In the event of this Agreement being terminated, the Manager shall return to the Company or AUL (as may be directed by AUL), at the Company’s cost, any records that are the sole property of the Company or to which the Company is solely entitled. In respect of records which are not the sole property of the Company or to which the Company is not solely entitled, but the Company is entitled to have access, the Manager shall continue to allow the Company, AUL, its authorised representatives, auditors, actuaries and regulatory bodies access to such records and the right to take copies thereof for a period of 7 years following termination, subject to the Company paying to the Manager such reasonable charges as the Manager may require in this respect.
6.7    Notwithstanding the requirements of clause 6.6, the Manager shall be entitled to retain such records or copies of such records as are necessary in order to comply with law, regulations, auditing requirements, taxation requirements, internal procedures, bank requirements or other similar rules or regulations.
6.8    In the event of this Agreement being terminated in accordance with clause 6.2, the Company shall, in addition to other sums due to the Manager, reimburse the Manager with respect to all reasonable costs and expenses incurred directly or necessarily in consequence of such termination as agreed between the Parties including penalties or termination charges paid by the Manager to third parties under contracts reasonably entered into wholly or substantially in the provision of the Services and which are cancelled as a consequence of the termination.

6.9    In the event of this Agreement being terminated, neither Party shall be released from any liability arising from its obligations carried out during the term of this Agreement.
6.10    Each Party’s further rights and obligations under this Agreement shall immediately cease on termination except that the following clauses shall continue in force: clause 5 (Confidentiality), clause 7 (Indemnity), clause 8 (Limitation of Liability), clause 12 (Disputes and Arbitration), clause 13 (Notices) and clause 15 (Governing Law)
7.    Indemnity
7.1    The Company shall, at its own expense, take out and maintain appropriate Directors’ and Officers’ insurance cover (D&O) for the benefit of all directors and officers of the Company (including any director or officer appointed by the Manager at the request of the Company as part of the provision of the Services, such director or officer referred to hereafter as an “appointee”) throughout the duration of each director’s and officer’s appointment and for a period of 1 year following termination of the appointment. The insurance shall be placed with one or more insurance companies of repute and at a level of cover which satisfies the Manager. At the request of the Manager or an appointee, the Company shall promptly produce the insurance policy for inspection;
7.2    The Company shall ensure that the D&O insurers are notified of the appointee’s interest under the D&O policy. If, in the event of a claim, the D&O insurers do not fully indemnify the appointee, the Company shall use any insurance monies received to indemnify the appointee and, to the maximum extent permitted by law, shall make good any deficiency from its own resources, including any excess under the policy;
7.3    The Company shall comply at all times with the terms and conditions of the D&O policy. If the cover under the policy lapses or is about to lapse, changes materially or is about to materially change, is not or is about not to be renewed, the Company shall inform the appointee and the Manager without delay.
7.4    The Company agrees that the Manager is entitled to require the removal or resignation of any director or officer appointee if this agreement is terminated, or the employment of the appointee is terminated by the Manager.
8.    Limitation of Liability
8.1    Nothing in this Agreement shall exclude or limit a Party’s liability for:
8.1.1    death or personal injury resulting from its own negligence or the negligence of its employees;
8.1.2    fraud or fraudulent misrepresentation or wilful default by the Party or its employees; or
8.1.3    any other liability that cannot be limited or excluded by law

8.2    Subject to clause 8.1 the liability of any Party whether in contract, tort (including negligence), breach of statutory duty or otherwise under and/or in connection with this Agreement shall be excluded for any indirect and consequential loss, damage, costs or charges, loss of profits, loss of business or loss of or damage to goodwill.
8.3    The Manager shall not be liable for the soundness of any investment of the Company’s funds, the return of such investments, the solvency of the institution in which the funds were invested or deposited or any other liability arising from such investment unless the Manager’s actions or failure to act are proven to be wilful misconduct or gross negligence.
8.4    The Manager shall not be liable for any losses resulting from currency exchange rates where such currency exchange transactions are undertaken by the Manger in the normal course of providing the Services to the Company.
8.5    The Manager shall not be liable in any respect for any costs, charges, losses, failures or delays that arise directly or indirectly from any act, omission, delay or failure by the Company, its agents or employees .
8.6    Subject to clause 8.1 the total liability of the Manager arising under and/or in connection with this Agreement, whether such liability arises under any statute, in contract, tort (including negligence) or otherwise, shall be limited to the greatest of (i) the annual Professional Fees paid by the Company to the Manager, (ii) £50,000 (fifty thousand pounds sterling) or (iii) the limit of the professional indemnity insurance referred to in clause 8.7 to the extent such limit is available to cover such liability. The limitation referred to in (i) and (ii) in this clause 8.6 is on an aggregate and not a “per claim” basis.
8.7    The Manager shall maintain in force a professional indemnity insurance policy with an appropriate limit in line with regulatory requirements with reputable insurance companies to cover its relevant potential liabilities in connection with this agreement. A copy of such policy shall be provided to AUL or the Company upon request.
8.8    The Manager shall, during the term of this agreement, and for a period of one year thereafter do nothing to invalidate any insurance policy.
9.    Force Majeure
9.1    Neither the Company or the Manager shall incur any liability to the other nor be in breach of this Agreement due to failure or delay in the performance of its obligations, where such failure or delay arises from Force Majeure.
9.2    If either the Company or the Manager is unable to carry out its obligations due to Force Majeure, it shall notify the other Party within 5 business days of such event.
9.3    In the event of the Company or the Manager being unable to perform its obligations under the agreement due to Force Majeure for a continuous period of more than 30 days,

the parties shall enter into bona fide discussions on alleviating the situation or agreeing fair and reasonable alternative arrangements.
9.4    In the event of the circumstances arising from the Force Majeure continuing for a period in excess of 3 months from the date of notice, the Company (or AUL on its behalf) or the Manager may give 3 months written notice to the other to terminate the Agreement, providing such notice is received while the Force Majeure circumstances continue.
10.    Change in Law
10.1    If any Party requires a change to the Services as set out in this Agreement in order to comply with a Change in Law which has a direct impact on the Services, it shall submit details of the requested changed to the other Party in writing, in accordance with clause 13.
10.2    Where such Change in Law does not materially affect the nature, scope, extent or quality of the Services, consent to such a requested change shall not be unreasonably withheld or delayed. Where such consent is unreasonably withheld or delayed, the change shall be deemed to have automatically occurred upon expiry of 30 days following service of notice, provided that the Manager shall be entitled to recover from the Company any charge for time spent and costs, expenses, or charges arising from such change and otherwise the fee nor any other terms of this Agreement, except as expressly agreed under this clause 10.2 shall not be varied.
10.3    Where such Change in Law materially affects the nature, scope, extent or quality of the Services, or has a materially adverse effect on the fee or any other terms of this Agreement, or materially alters the economic balance of the agreement, then the Company (or AUL on its behalf) and the Manager shall meet as soon as possible, but in any case within 14 days of notice being given, in order to discuss in good faith any remedial measures to resolve the effect of such Change in Law and/or restore the economic balance between the Company and the Manager.
11.    European Union
11.1    The provisions of this agreement shall be amended from time to time for any changes required as a result of the introduction, withdrawal, extension, or abandonment of economic and monetary union and/or the Euro in any or all parts of the European Union.
11.2    The parties agree that the occurrence, non-occurrence or cessation, whether in whole or in part, of European economic and monetary union or any event or events associated therewith and/or the introduction or withdrawal of any new or existing currency in any or all parts of the European Union shall not result in the cancellation or termination in whole or in part of this Agreement or give any Party the right to cancel or terminate this Agreement.

12.    IPRs
12.1    The Company and the Manager respectively warrant to the other that it owns, or has a licence to use, all of the IPRs it requires in order to perform its obligations under this Agreement.
12.2    Subject to clause 12.3 neither the Company nor the Manager respectively shall acquire any right, title or interest in or to the IPRs of the other Party. If either such Party acquires, by operation of law, title to IPRs of the other Party such IPRs shall be assigned by it to the other Party on the request of the other Party, whenever that request is made.
12.3    The Company and the Manager respectively hereby grant to each other a royalty-free, non-exclusive, non-transferable licence during the term of this agreement to use each other’s IPR solely to the extent necessary for performing the Services in accordance with this agreement. Such Parties shall not use the licensed IPR for any other purpose.
12.4    In the event of the termination or expiry of this agreement, the licences referred to in clause 12.3 shall terminate automatically and the Company and the Manager respectively shall deliver to each other all papers and documents in its control in its possession or control subject to and in accordance with the requirements of clauses 6.6 and 6.7 above.
13.    Outsourcing and regulatory requirements
13.1    The Manager must notify the Company (or AUL on its behalf) immediately upon becoming aware of any circumstance which may give rise to regulatory proceedings against the Manager or any of its directors or which may have a material impact on the continuing provision of the Services or which may result in a complaint to any Regulatory Authority. The Manager must also disclose to the Company any material changes in its circumstances including any adverse effect from new laws or regulations introduced in its home country and any material changes to its financial resources or its risk profile which may have a material impact on the continuing provision of the Services. In addition the Manager must disclose details of any potential or actual conflict of interest (such conflict being deemed to be waived in the event that it is covered by clause 2.5).
13.2    The Manager shall allow AUL and the Company and its auditors and other professional advisers access to the Manager’s premises, personnel and relevant records as may be reasonably required in order to verify that the Services are being provided and all obligations of the Manager are being performed in accordance with the terms of this agreement so that the Company can meet its regulatory obligations meaning that it has unrestricted rights of inspection and auditing of the necessary data.
13.3    The Company shall use its reasonable endeavours to ensure that the conduct of any audit does not unreasonably disrupt the Manager or delay the provision of the Services by the Manager and that, where possible, individual audits are co-ordinated with each other to minimise any disruption.

13.4    Subject to any of the obligations of confidentiality, the Manager shall provide AUL and the Company (and its auditors and other advisers) with all reasonable co-operation, access and assistance in relation to any audit and the continuous monitoring and assessment of the Manager and the provision of the Services.
13.5    The Company shall provide reasonable notice of its intention to conduct an audit unless such audit is conducted in respect of a suspected fraud, in which event no notice shall be required.
13.6    If an audit identifies that the Manager has failed to perform its obligations under this agreement then the Manager shall take the necessary remedial steps to ensure compliance with its obligations in accordance with the terms of this agreement as soon as reasonably possible.
13.7    The Company (and AUL on its behalf) may increase the extent to which it monitors the provision of the Services if the Manager fails to meet the Service Levels or fails to fulfil its obligations under this agreement. The Company (or AUL on its behalf) shall give the Manager prior notification of its intention to increase the level of its monitoring.
13.8    The Manager confirms that it shall provide the GFSC with unrestricted rights of access to its premises, records and personnel for the purposes of enabling regulatory audits to be conducted and to allow the GFSC to exercise its regulatory powers. The Manager shall co-operate fully with the GFSC and will make available all such information and records as are reasonably required for the conduct of such audits in accordance with the terms of this agreement and the authorisation conferred by the Company pursuant to clause 2.4 above.
14.    Sub-contracting
14.1    The Manager shall not sub-contract any of its obligations under this agreement without the Company’s or AUL’s prior written consent, which consent shall not be unreasonably withheld or delayed. In the event that any sub-contract is put in place by the Manager the following provisions shall apply so that the Company maintains control over the subcontracted activity.
14.2    In order to help the Company reach a decision on a proposed sub-contract, the Manager shall provide AUL with a copy of any proposed sub-contract, together with any other information that AUL or the Company may reasonably require about the proposed sub-contractor and the impact of the proposed sub-contract on this agreement.
14.3    If the services to be provided by the sub-contractor require an authorisation from any Regulatory Authority the Manager may only enter into the sub-contract if the sub-contractor has the necessary licence in place and AUL or the Company has given its prior written consent to the engagement of the sub-contractor.

14.4    The Manager shall (unless otherwise agreed by the Company or AUL in writing) ensure that each sub-contract includes an express contractual provision that the Company may enforce the terms of that sub-contract as if it were the Manager and an express provision enabling the Manager to assign, novate or otherwise transfer any of its rights and obligations under the sub-contract to the Company without restriction (including any need to obtain any consent or approval) or payment by the Manager.
14.5    The Company (or AUL on its behalf) may require the Manager to terminate a sub-contract where the acts or omissions of the relevant sub-contractor have given rise to the Company's right of termination of this agreement pursuant to clause 6 or if there is a change of ownership or control of the sub-contractor.
14.6    Despite its right to sub-contract pursuant to this clause, the Manager shall remain responsible for all acts and omissions of its sub-contractors and the acts and omissions of those employed or engaged by the sub-contractors as if they were its own. An obligation on the Manager to do, or to refrain from doing, any act or thing shall include an obligation on the Manager to procure that its employees, staff and agents and sub-contractors' employees, staff and agents also do, or refrain from doing, such act or thing.
15.    Data protection
15.1    The Parties shall comply with the Data Protection Legislation in the performance of their obligations under this Agreement and at all times comply with the data protection principles set out in DPA to include implementation of appropriate technical and organisational measures to protect against unauthorised or unlawful processing and accidental loss, destruction, damage, alteration or disclosure of personal data.
15.2    The Manager shall obtain prior written consent from the Company (or AUL on its behalf) before transferring any personal data to any sub-contractor in connection with the provision of the Services.
15.3    The Manager shall allow AUL and the Company or its external advisers (subject to reasonable and appropriate confidentiality undertakings) to inspect and audit the Manager’s data processing activities and comply with all reasonable requests or directions by AUL and the Company to enable AUL and the Company to verify that the Manager is in full compliance with its obligations under the Data Protection Legislation; and
15.4    The Parties shall, and the Manager shall procure that any sub-contractors shall, comply at all times with the Data Protection Legislation and shall not perform their obligations under this agreement in such a way as to cause either party to breach any of its obligations under the Data Protection Legislation. The Manager shall immediately notify AUL in the event that it becomes aware of any breach of the Data Protection Legislation by the Manager or any of the sub-contractors in connection with this agreement.

16.    IT Security
16.1    The Manager shall maintain appropriate IT security in line with industry standards and if necessary comply with any Company IT Security Policy, the details of which shall be made available to the Manager including any revisions or updates.
16.2    The Company (or AUL on its behalf) and the Manager respectively shall advise the other as soon as it becomes aware of any breach, or potential breach, of the IT Security Policy or any other breach, or potential breach, of security which may adversely affect the Services.
16.3    The Manager shall comply with, and shall procure that any sub-contractors comply with, any relevant IT Security Policy.
17.    Disputes and Arbitration
17.1    This provisions of this clause 12 shall not apply to AUL and AUL shall not be considered a Party for the purposes of this clause. If any disputes or differences arise between the Company and the Manager out of the agreement, each Party shall nominate a representative who shall meet within 5 working days of written notice being given by the aggrieved Party, such meeting to include a meeting via conference call, and endeavour in good faith to resolve the dispute. Nothing in this clause 17.1 shall prevent either Party from commencing arbitration.
17.2     Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination or the legal relationships established by this Agreement whether arising before or after its termination and which cannot be resolved in accordance with clause 17.1 shall be finally resolved by arbitration by two arbitrators (who shall be disinterested active or retired executive officials of companies or underwriters carrying on a similar type of insurance business to that covered hereunder) one to be appointed by each Party and an umpire who shall be appointed by the arbitrators immediately after they themselves shall have been appointed. The umpire shall sit with the arbitrators and preside at their meetings but shall enter upon the reference only if the arbitrators are unable to reach agreement on the reference.
17.3    If either of the appointed arbitrators for any reason whatsoever fails to act the Party by whom he was appointed shall in writing appoint another arbitrator in his place and if either Party shall refuse or neglect to appoint an arbitrator within one month after being requested by the other Party in writing to do so or in the event of the arbitrators failing to agree as to the appointment of the umpire within one month after their own appointment such arbitrator or umpire as the case may be, shall be appointed in writing by the Chief Executive of the GFSC for the time being at the written request of either Party.
17.4    The arbitrators or umpire as the case may be, shall determine any reference in accordance with current practice of companies or underwriters performing similar functions during the period of this Agreement and are relieved from all judicial formalities and may abstain from following the strict rules of law interpreting this Agreement as an honourable engagement and not as a mere legal obligation. In making their award the arbitrators or umpire shall at the same time decide as to the payment of the cost of arbitration.
17.5    The seat of the arbitration shall take place either in London or in Gibraltar at the election of the Party instituting the arbitration.
17.6    If the seat of the arbitration is London then it is agreed that the procedural law governing this arbitration agreement and the conduct of the arbitration shall be English law and if the seat of arbitration is Gibraltar then it is agreed that the procedural law governing this arbitration agreement and the conduct of the arbitration shall be Gibraltar law.
17.7    The language of the arbitration shall be English.
17.8    This arbitration clause shall be construed as a separate and independent contract between the Parties and any arbitration under this Agreement precludes and is in place of any action of law.
17.9    It is agreed that the decision and any award of the arbitrators shall be final and binding on the Parties.
18    Notices
18.1    All notices served under this Agreement shall be in writing and shall be sent to the respective parties at the addresses set out in this clause 18.1, or to such other addresses as the parties may designate in writing from time to time in accordance with this clause 18.1, by hand, by registered mail, or by facsimile transmission.
18.1.1    Quest Insurance Management (Gibraltar) Limited
P.O. Box 1338
First Floor
Grand Ocean Plaza
Ocean Village
Gibraltar
Fax: 00350 200 40901

18.1.2    Watford Insurance Company Europe Limited
P.O. Box 1338
First Floor
Grand Ocean Plaza
Ocean Village
Gibraltar
Fax: 00350 200 40901
And:
c/o Arch Underwriters Ltd.
Waterloo House
1st Floor
100 Pitts Bay Road
Pembroke HM08
Bermuda
Fax: +1 (441) 278 3451
18.2    All notices shall be deemed received (i) if delivered by hand, immediately; (ii) if delivered by registered mail, 5 working days after posting; (iii) if delivered by facsimile transmission, when transmission has been completed or, if the time of transmission is outside normal business hours, at 9:30 on the next working day.
18.3    Notices shall not be validly served if sent by email.
19.    General
19.1    This agreement contains the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements and understandings between the Parties with respect thereto, and may not be modified except by an instrument in writing signed by the duly authorised representatives of both parties.
19.2    The Company, the Manager and AUL respectively acknowledge that, in entering into this agreement, each does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.
19.3    Except as otherwise expressly set out in this Agreement, no third party shall have any rights under and/or in connection with this Agreement.
19.4    Should any provision of this Agreement in whole or in part be declared null and void, illegal or unenforceable, this shall not affect the other provisions of this Agreement, which are capable of severance and the same shall continue unaffected.
19.5    This Agreement may not be assigned, novated or otherwise transferred in whole or in part without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. A change in the legal status of the Company shall not affect the validity of this agreement and this agreement shall be binding on any successor body to the Company.
19.6    This agreement shall not be construed as giving rise to the relationship of principal and agent, except as may be otherwise expressly provided in this agreement, partnership, joint venture or any form of relationship of employer and employee.
19.7    This Agreement shall come into force and effect as from the date written in Clause 1 and shall continue until it is terminated in accordance with the provisions of clause 6.
19.8    No variation of this agreement shall be effective unless it is in writing and signed by the Company and the Manager (or AUL on its behalf) respectively (or their authorised representative).
19.9    Each Party shall bear its own costs fees and other expenses incurred in connection with the preparation and execution of this Agreement.
19.10    This Agreement may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.
20.    Governing law
This Agreement shall be governed by and construed in accordance with the laws of Gibraltar.

Schedule 1
The Services
The services set out in this schedule are provided by the Manager to the Company during normal working hours and on normal business days.

1. Mind and Management	Service Standard	Service Measurement
The Manager shall:
• Make available suitable office space for use by representatives of the Company when in Gibraltar.	As required.	Audit
•    Ensure that the Company’s decision making framework, including the Board of Directors and any Sub-Committees where appropriate, are constituted in such a way as to meet statutory and regulatory requirements.
	Decisions taken in Gibraltar and documented	Audit
• Ensure that strategic and other key decisions are made in Gibraltar and are appropriately documented as being so made.	To include maintenance of Registers, company records and Minute book	Audit
• Be willing to provide, if so requested, a director, officers and/or managers always subject to the provisions of clause 7.4.	Suitably qualified and experienced appointees within agreed cost budgets provided by the Company.	Individuals not objected to by the GFSC and approved by the shareholders

2. Company Secretarial and Governance	Service Standard	Service Measurement
The Manager shall:
• Provide the Company’s registered office address in Gibraltar and receive papers served to the Company at that address.	Notices served on the insurer to be referred to the Insurer within 3 working days of receipt	Audit
•    Make available a suitable individual to act as the Company’s Company Secretary, subject always to the provisions of clause 7.4. The Company Secretary shall:
•    Maintain the Company’s statutory books and records.
•    Complete and file statutory documents and returns with Companies House in Gibraltar, subject to the Company retaining liability for any disbursements incurred.
•    Issue notices, agendas and draft resolutions of General Meetings as set out in the Company’s Memorandum and Articles of Association.
•    Issue notices, agendas and draft resolutions of meetings of the Board of Directors in Gibraltar.
•    Take, prepare and distribute minutes of all meetings of the Board of Directors and General Meetings of the Company.
	Filing of statutory documents to be within timescales / limitations set by the Government of Gibraltar	Audit
• Ensure appropriate terms of reference are in place for the Board of Directors and its Sub-Committees.	Terms of Reference to be produced and up-dated within 10 working days of receipt of notification of any change and reviewed annually	Audit
• Take, prepare and distribute minutes of all meetings of Sub-Committees of the Board to ensure decisions are appropriately documented.	Minutes to be produced within 7 working days of meetings being held	Audit
•    Ensure that the Company has in place appropriate policies and procedures covering the key business areas as may be required for statutory, regulatory or business purposes and provide advice on the suitability of such policies and procedures and assistance with the formulation and compiling of the same.
	Policies and procedures to be reviewed at least annually and up-dated within 10 working days of changes being notified	Audit

3. Underwriting and Claims	Service Standard	Service Measurement
The Manager shall:
• Ensure that the Company has in place appropriate underwriting guidelines and procedures for the setting and amendment of such guidelines.	Policies and procedures to be reviewed at least annually and up-dated within 10 working days of changes being notified	Audit
• Ensure that the Company has in place appropriate procedures for the consideration and acceptance of underwriting proposals and, where relevant, individual risks.	Policies and procedures to be reviewed at least annually and up-dated within 10 working days of changes being notified	Audit
• Participate, in conjunction with other key staff, in the underwriting rate setting process in order to actively challenge rate proposals.	Monthly	Audit
• Ensure that the Company has in place appropriate procedures for the issuing of policies and assist, where required, with the formulation and compiling of any such procedures.	Ensure intermediaries have the appropriate authority issued by the Company.	Review of Intermediary Audits
• Ensure that the Company has in place appropriate procedures for the processing of claims and assist, where required, with the formulation and compiling of any such procedures.	Policies and procedures to be reviewed at least annually and up-dated within 10 working days of changes being notified	Audit
•    Ensure that the Company has in place appropriate processes and procedures for the provision of management information to assist in decision-making and assist, where required, with the formulation and compiling of any such processes and procedures.
	Policies and procedures to be reviewed at least annually and up-dated within 10 working days of changes being notified	Audit
• Participate, in conjunction with other key staff, in the monitoring and review of claims performance in order to ensure that proper control is maintained over the claims management function.	Monthly	Audit
•    Ensure that the Company has in place policies and procedures for the use of relevant professional advisors, in particular the provision of actuarial services and assist, where required, with the formulation and compiling of any such procedures.
	Review actuarial support available	Individual not objected to by the GFSC and approved by the Board

4. Reinsurance	Service Standard	Service Measurement
The Manager shall:
• Ensure the Company has in place appropriate policies and procedures for the placement of outwards reinsurance and assist, where required, with the formulation and compiling of any such procedures.	As necessary or required.	Audit
• Review and comment on reinsurance contracts covering business written by the Company.	As necessary or required.	Audit
• Ensure that the Company’s reinsurance programme is monitored with respect to M&D premiums.	As necessary or required.	Audit
• Ensure that the Company’s outwards reinsurance programme is notified to the GFSC.	As necessary or required.	Audit

5. Financial Management	Service Standard	Service Measurement
The Manager shall:
•    Assist with and provide input to, based on information provided by the Company, the preparation of an annual business plan, ensuring this is in a format suitable both for the Company’s and for regulatory purposes, and submit the plan to the GFSC within the required timeframe.
	Provide statistical analysis of all insurance classes. Calculate Solvency Requirements Review all IBNR/Loss Ratios as advised by the Actuary	Audit
• Ensure the Company has in place an appropriate system of financial accounting and controls to meet its business, statutory and regulatory needs.	Accurate Profit Loss, Balance Sheet produced. Supporting Calculations for Management Accounts in accordance with Business Plan provided.	Audit
•    Maintain, based on information provided by the Company, all financial books and records of the Company and undertake input of monthly bookings to REGIS and/or other accounting systems used by the Company from time to time.
	As Above	Audit
•    Prepare Quarterly management accounts based on the financial books and records in accordance with Generally Accepted Accounting Principles and in a format and within timescales as agreed between the parties. Such management accounts to include comparison against budget as set out in the business plan and to be submitted to the Board of Directors of the Company.

Quarterly management accounts to be available to the Company within 5 working days of receipt of the relevant complete inputs from all relevant providers. The Company to review and sign off quarterly management accounts within 3 working days of receipt from the Manager.
Audit

• Prepare accounts for submission to reinsurers and/or co-insurers and make payments to reinsurers and/or co-insurers on the basis of such accounts when required to do so by the Company.	Respond to the Company or the Company’s reinsurance broker within 2 working days of any request	Audit and feedback from reinsurance broker
• Complete the solvency calculation and returns required by the GFSC under the current Solvency I requirements and, when in force, the applicable Solvency II requirements, and submit same to the GFSC.
Solvency calculations to be available to the Company within 5 working days of receipt of the relevant complete inputs from all relevant providers. The Company to review and sign off solvency calculations within 3 working days of receipt from the Manager.
Audit
• Prepare annual financial statements for auditing by the Company’s external auditors.	Ensure that requests made by external auditors are responded to within 2 working days	Feedback from external auditor
•    Prepare the Annual Insurance Return required by the Financial Services (Insurance Companies) Act 1987 under the current Solvency I requirements and any similar return as may be required Solvency II requirements when such requirements are in force.
	Ensure that Annual Return is prepared within current regulatory timescales required	Audit
• Liaise with the Company’s external auditors.	Deal with all Audit requests as necessary	Feedback from external auditor
• Liaise with the Company’s tax advisors and, in conjunction with such advisors, review the Corporation Tax returns and arrange payment of any Corporation Tax liability.	Deal with all Tax requests as necessary	Feedback from external tax advisor
•    Manage the Company’s bank accounts, including opening and closing of accounts as instructed by the Company, making deposits and arranging payments within agreed authority limits and liaise with the Company’s bankers on banking arrangements.
	Ensure that bank accounts have sufficient funds to enable the Company to meet known liabilities whilst maximising cash on overnight money market deposit	Audit and review of interest receivable
• Monitor and manage the Company’s cash flow in accordance with instructions from the Company.	Ensure that bank accounts have sufficient funds to enable the Company to meet known liabilities whilst maximising cash on overnight money market deposit	Audit and review of interest receivable
• Monitor and arrange prompt submission of information and returns to all relevant regulatory and government bodies, including but not limited to HMRC for IPT, MIB levies and FSCS levies.	Deal with all such requests as necessary as required	Audit where possible

6. Investment	Service Standard	Service Measurement
The Manager shall:
• Review and advise on the asset admissibility guidelines and report to the Company on same, ensuring that the Company minimises its inadmissible assets.	Manage against GFSC guidance and applicable regulation	Review level of inadmissible assets quarterly
• Review and advise on funds available for investment.	Ensure funds invested do not affect the Company’s ability to manage its short term liabilities	Review GFSC guidance notes on investment limits and products
• Review and advise on the Company’s investment policy.	Manage against GFSC guidance and applicable regulation	Review GFSC guidance notes on investment
• Arrange for the Company to be provided with investment management advice and guidance.	Ensure Investment Managers are aligned to the Company’s investment risk appetite and investment policy	Monitor investment management performance against benchmarks and report to Committee
•    Arrange for the Company’s funds to be invested in accordance with instructions given from time to time. For the avoidance of doubt, the Manager has no liability whatsoever for the soundness of any investments made, the amount of return from such investments, the solvency of the institution in which the funds may have been deposited or invested or any other liability based on the Manager’s actions or failures to act unless the Manager’s actions or failures to act are proven to be wilful misconduct or gross negligence.
	Benchmarks set by Committee responsible for oversight of investments	Monitor investment management performance against benchmarks and report to Committee
• Oversee and report on the performance of any appointed investment managers.	Benchmarks set by Committee responsible for oversight of investments	Monitor investment management performance against benchmarks and report to Committee

7. Regulatory	Service Standard	Service Measurement
The Manager shall:
• Liaise with the GFSC on regulatory compliance matters and report on same to the Company.
Advise the Company of enquiries and requests which may be contentious or a cause for concern within 2 working days. Respond to enquiries and requests from statutory, regulatory and industry bodies within the timeframe any such body has requested, otherwise within 10 working days. Ensure regulatory and statutory deadlines are met at all times. Advise the Company in the event of a breach.
Audit and relevant feedback
• Respond, on behalf of the Company and subsequent to consulting the Company, to all regulatory correspondence with the GFSC.
Advise the Company of enquiries and requests which may be contentious or a cause for concern within 2 working days. Respond to enquiries and requests from statutory, regulatory and industry bodies within the timeframe any such body has requested, otherwise within 10 working days. Ensure regulatory and statutory deadlines are met at all times. Advise the Company in the event of a breach.
Audit and relevant feedback
• Advise the Company with regard to legislative and/or regulatory developments in Gibraltar or within the European Union insofar as applicable to Gibraltar and Gibraltar companies.	Report quarterly to the Board	Audit
• Assist the Company with regard to obtaining appropriate advice on legislative and/or regulatory developments in other relevant jurisdictions.	Report quarterly to the Board	Audit
• Deal with relevant government authorities, on instruction of the Company, as regards matters of authorisation.	Report quarterly to the Board	Audit

8. Compliance	Service Standard	Service Measurement
The Manager shall:
•    Make available a suitable individual to act as the Company’s Compliance Officer, subject always to the provisions of clause 7.4. The Compliance Officer shall attend Board meetings on a regular basis and report to the Board on a quarterly basis.
	Role to be evidenced at all times	Audit
•    Provide such assistance as may reasonably be required in implementing all polices of the Company as may be notified and provided to the Manager from time to time including those relating to Anti-Money Laundering, Financial Crime Reporting, Anti-Bribery, Anti-Corruption and international sanctions/Anti-Terrorism Financing (“ATF”) including:

•    Make available (if required by the Company) a suitable individual to act as the Money Laundering Reporting/Financial Crime Reporting Officer. The MLRO/FCRO shall assist the Company with the following matters as may be required from time to time:
•    Provide assistance with the development and maintenance of Anti-Money Laundering policies and procedures.
•    Report to the Board on an annual basis.
•    Risk profile key stakeholder relationships.
•    Develop and maintain policies and procedures to counter Financial Crime.
•    Provide assistance with the development and maintenance of Anti-Bribery and Anti-Corruption policies and international sanctions/ATF compliance procedures.
•    Complete due diligence checks on key stakeholders and service providers

	As required.	Audit
• Ensure that the Company has in place an appropriate compliance monitoring programme covering all relevant areas of the business.	Compliance Monitoring Programme to be presented to the Board quarterly for review. Potential breaches to be advised to the Company within 1 working day of the Manager becoming aware of them.	Audit

•    Ensure that the Company is a member, registered with and/or notified to all relevant statutory, legislative, regulatory or industry bodies necessary for the Company to conduct its business. For the avoidance of doubt, the Company remains liable for all costs, expenses, levies or other charges associated with such memberships, registrations and/or notifications.
	Respond to all membership related enquiries and requests from statutory, regulatory and industry bodies within 5 working days wherever possible	Audit of records
•    Monitor, identify and advise the Company with regard to legislative and/or regulatory developments in Gibraltar or within the European Union insofar as applicable to Gibraltar and Gibraltar companies.
	Notify the Company within 5 working days of becoming aware of such changes	Audit
• Monitor, identify and assist the Company with regard to obtaining appropriate advice on legislative and/or regulatory developments in other relevant jurisdictions.	Notify the Company within 5 working days of becoming aware of such changes	Audit
• Liaise with the GFSC with regard to the Company’s ongoing compliance with its regulatory obligations.
Advise the Company of enquiries and requests which may be contentious or a cause for concern within 2 working days. Respond to enquiries and requests from statutory, regulatory and industry bodies within the timeframe any such body has requested, otherwise within 10 working days. Ensure regulatory and statutory deadlines are met at all times. Advise the Company in the event of a breach.
Audit and relevant feedback
• Ensure that the Company’s insurance documentation and other relevant documents are reviewed for accuracy and compliance with the Company’s, statutory and regulatory requirements.	Review as required	Audit
•    Ensure that any arrangements entered into by the Company for the outsourcing of services comply with the Company’s outsourcing policy and other relevant statutory or regulatory requirements and that outsourcing agreements are appropriate.

Review outsourcing arrangements against outsourcing policy annually and at renewal. Where separately agreed, monitor outsourced service provider at agreed regularity through combination of audit and performance review meetings.
Audit and performance review meetings

•    Ensure that periodic audits of outsourced service providers are carried out in accordance with the Company’s requirements and monitor the outcome and actions from such audits. For the avoidance of doubt, unless specifically agreed between the parties, the Manager is not responsible for carrying out such audits.

Review outsourcing arrangements against outsourcing policy annually and at renewal. Where separately agreed, monitor outsourced service provider at agreed regularity through combination of audit and performance review meetings.
Audit and performance review meetings

•    Provided reasonable assistance with audits to be carried out by AUL on behalf of the Company on a periodic basis (expected to be one per year with respect to each MGA) covering the process for setting of rates, underwriting and acceptance of risks to ensure it is carried out in accordance with the Company’s documented policies and procedures.
Audit as required by and agreed with the Company
• Report on internal and external audits to the Board of Directors and/or its Sub-Committees as required.	Report as required	Audit
•    Maintain, update and report on the following registers:
•    Agreements;
•    Gifts and hospitality;
•    Compliance breaches;
•    GFSC documentation submission;
•    Custodian records – bank mandates and authorities;
•    Board attendance;
•    Compliance document sign-off;
•    Conflicts of interest;
•    FOS complaints;
•    Complaints.
	Review quarterly as part of the Compliance Monitoring Programme	Audit
• Oversee the risk management and Solvency II process and, where requested, report on same to the Board of Directors.	Review quarterly as part of the Solvency II process	Audit

9. Risk Management and Solvency II	Service Standard	Service Measurement
The Manager shall:
• Act as liaison between the Company and the GFSC on Solvency II matters	Report quarterly to the Board	Audit
• Keep the Company informed of general and Gibraltar-specific Solvency II developments	Report quarterly to the Board	Audit
• Ensure that the Company’s views on Solvency II matters are appropriately represented within the Gibraltar insurance industry	Report quarterly to the Board	Audit

•    Engage with the Board of Directors to establish and maintain an appropriate risk management framework. This to encompass:
•    Articulating and documenting the overall business strategy.
•    Articulating and documenting risk strategy.
•    Developing and documenting risk appetite and risk measures/limits.
•    Developing risk appetite reports.
•    Reporting to the Board on risk appetites and limits on an agreed basis.
•    Compiling and maintaining a risk register.
•    Compiling and maintaining a risk events log.
•    Assist with developing appropriate policies, processes and procedures.
Risk Register to be up-dated at least six monthly or more frequently if required.	Audit
•    Work with the Board of Directors in developing an ORSA. This to encompass:
•    Developing overall ORSA policy and framework.
•    Assisting with determining appropriate stress and scenario tests.
•    Assisting with the development of a long-term business plan.
•    Developing the ORSA documentation.
•    Developing ORSA reports – internal and external.
•    Assisting with the periodic completion of the ORSA.
•    Documenting each ORSA iteration.
•    Submitting relevant information to the GFSC.
•    Dealing with regulatory queries with regard to the ORSA.
Report quarterly to the Board and prepare document for annual submission to the GFSC	Audit
•    Work with the Board and management to calculate the Company’s current and projected Solvency Capital Requirements. This to encompass:
•    Availability of SCR model acquired by Quest.
•    Assisting management with extracting the required information.
•    Advising management on SCR considerations, such as the use of Undertaking Specific Parameters.
•    Discussing SCR outcome with the Board.
•    Dealing with regulatory queries with regard to the SCR calculation.
Report quarterly to the Board and prepare document for annual submission to the GFSC	Audit

•    Work with the Board and management in producing regulatory and public reports. This to encompass:
•    Assisting with the calculation of technical provisions
•    Re-stating other balance sheet items where required
•    Assisting with completion of the GFSC reporting templates
•    Ensuring timely submission of reports to the GFSC
•    Dealing with regulatory queries on reports submitted
Report quarterly to the Board	Audit

10. Additional Services	Service Standard	Service Measurement
The Manager shall:
•    Undertake, at the Company’s request, such Additional Services as may be required from time to time, subject to the parties reaching agreement on the nature of such Additional Services and on any additional fee that may be required in this respect.
	Respond to the Company within 2 working days of the request	Audit

Schedule 2
Fees
1.    Professional Fees
1.1    The professional fees for providing the Services set out in Schedule 1 of this Agreement, are set out in 1.2 below.
1.2    The professional fees of 0.25% of Gross Written Premium subject to a minimum amount of GBP150,000 per annum and a maximum amount of GBP400,000 per annum are payable in twelve equal instalments, monthly in arrears, from the date of commencement of this Agreement. Fees will be paid in the Great British Pounds equivalent of the United States Dollar amount.
1.3    The professional fees shall be payable no later than the 15th of each month following the month for with the Services have been provided.
2.    Inflation
2.1    The professional fees shall be subject to an inflation increase on an annual basis.
2.2    The amount of the inflation increase shall be the Retail Price Index (all items) as published by the UK Government and as applicable on the anniversary of the commencement date plus 2%
3.    Additional Services
3.1    The professional fees apply to the Services set out in this Agreement. Should any Additional Services be provided, then additional professional fees shall be payable as agreed between the parties.
4.    Third Party Costs
4.1    For the avoidance of doubt, the professional fees apply to the Services set out in this Agreement and do not include third Party costs, expenses and disbursements which will be met directly by the Company. Such costs, expenses and disbursements include, but are not limited to:
4.1.1    Directors’ fees;
4.1.2    Legal, audit, actuarial and other professional fees;
4.1.3    Cost of travel, subsistence and accommodation incurred by the Manager for carrying out work away from the normal office location at the request of the Company.

4.1.4    Taxes, duties, levies and other similar charges including related interest and penalties, excluding any taxes based on the income of the Manager or payroll taxes in respect of the Manager’s employees.
4.1.5    Licence and other fees payable to the Regulator
5.    Variation
5.1    Variations in the professional fees may be made only by agreement between the parties.

IN WITNESS whereof this agreement has been duly executed and delivered the day and year first above written.

Signed for and on behalf of Quest Insurance Management (Gibraltar) Limited

/s/ Colin Peters

Name: Colin Peters
Position: Director
In the presence of:

/s/ Peter Abbott

Name: Peter Abbott

Signed for and on behalf of Watford Insurance Company Europe Limited

/s/ J. Rathgeber

Name: J. Rathgeber
Position: Director
In the presence of:

/s/ T. Peckett

Name: T. Peckett

Signed for and on behalf of Arch Underwriters Ltd.

/s/ M. Rajeh

Name: M. Rajeh
Position: Director
In the presence of:

/s/ T. Peckett